As filed with the Securities and Exchange Commission on December 10, 2003
                                                      Registration No. 33-70012
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ___________
                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                   ___________
                         ST. FRANCIS CAPITAL CORPORATION
                          (Exact name of registrant as
                            specified in its charter)

               WISCONSIN                                       39-1747461
     (State or Other Jurisdiction                           (I.R.S. Employer
   of Incorporation or Organization)                       Identification No.)
                         13400 BISHOPS LANE, SUITE 350,
                        BROOKFIELD, WISCONSIN 53005-6203
    (Address, including zip code of registrant's principal executive office)
                           __________________________

                         ST. FRANCIS CAPITAL CORPORATION
                        1993 INCENTIVE STOCK OPTION PLAN
                  1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                            (Full title of the plans)
                                   ___________

                                 MICHAEL JANSSEN
                                MAF BANCORP, INC.
                                  55TH & HOLMES
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 986-7544
            (Name, address and telephone number, including area code,
                          of agent for service)

                                   Copies to:
                             JENNIFER R. EVANS, ESQ.
                             ROBYN B. GOLDMAN, ESQ.
                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                            222 NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60601
                                 (312) 609-7500

                                EXPLANATORY NOTE

         DEREGISTRATION OF SECURITIES

         On September 29, 1993, St. Francis Capital Corporation, a Wisconsin corporation ("St. Francis"), filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (File No. 33-70012) (the "Registration Statement") registering a total of 1,401,850 shares of its common stock, par value $1.00 per share (as adjusted to reflect St. Francis' 2-for-1 stock split that occurred in April 1999), for issuance and sale pursuant to the St. Francis Capital Corporation 1993 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors (the "Plans"). Of the shares of common stock initially registered, 328,874 shares were not issued pursuant to the Plans.

         As a result of St. Francis' merger into MAF Bancorp, which became effective December 1, 2003, all outstanding shares of common stock of St. Francis were converted into the right to receive shares of MAF Bancorp common stock and all outstanding options to purchase St. Francis common stock granted pursuant to the Plans were either cancelled or converted into options to purchase MAF Bancorp common stock. Accordingly, shares of St. Francis common stock may no longer be issued pursuant to the Plans. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister the 328,874 shares of common stock of St. Francis formerly available for issuance under the Plans and registered under the Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 10th day of December, 2003.


                                     MAF BANCORP, INC., AS SUCCESSOR BY
                                     MERGER TO ST. FRANCIS CAPITAL CORPORATION


                                     By:  /s/ Allen H. Koranda
                                          -------------------------
                                          Allen H. Koranda
                                          Chairman of the Board and
                                          Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         Name                                          Title                              Date
         ----                                          -----                              ----

/s/ Allen H. Koranda                        Chairman of the Board and                 December 10, 2003
----------------------------                 Chief Executive Officer
Allen H. Koranda                          (Principal Executive Officer)


/s/ Kenneth Koranda                  President and Vice Chairman of the Board         December 10, 2003
----------------------------
Kenneth Koranda


/s/ Jerry A. Weberling                      Executive Vice President,                 December 10, 2003
----------------------------          Chief Financial Officer and Director
Jerry A. Weberling                        (Principal Financial Officer)


/s/ Christine Roberg                   First Vice President and Controller            December 10, 2003
----------------------------             (Principal Accounting Officer)
Christine Roberg


/s/ Robert Bowles, M.D.                             Director                          December 10, 2003
----------------------------
Robert Bowles, M.D.





/s/ David C. Burba                                  Director                          December 10, 2003
----------------------------
David C. Burba


/s/ Terry Ekl                                       Director                          December 10, 2003
----------------------------
Terry Ekl


/s/ Harris W. Fawell                                Director                          December 10, 2003
----------------------------
Harris W. Fawell


/s/ Joe F. Hanauer                                  Director                          December 10, 2003
----------------------------
Joe F. Hanauer


/s/ Barbara L. Lamb                                 Director                          December 10, 2003
----------------------------
Barbara L. Lamb


/s/ Thomas R. Perz                                  Director                          December 10, 2003
----------------------------
Thomas R. Perz


/s/ Raymond Stolarczyk                              Director                          December 10, 2003
----------------------------
Raymond Stolarczyk


/s/ F. William Trescott                             Director                          December 10, 2003
----------------------------
F. William Trescott


/s/ Lois B. Vasto                                   Director                          December 10, 2003
----------------------------
Lois B. Vasto


/s/ Andrew J. Zych                                  Director                          December 10, 2003
----------------------------
Andrew J. Zych
